Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC Corporation Announces Third Quarter 2018 Results, Share Buyback Program and Intended Livent Spin Date

Third Quarter Highlights

•	Consolidated revenue of $1.0 billion, up 60 percent versus Q3 ‘17

•	Consolidated GAAP earnings of $0.54 per diluted share, up 32 percent versus Q3 ‘17

•	Consolidated adjusted earnings per diluted share of $0.98, up 40 percent versus Q3 ‘17

•	Agricultural Solutions segment revenue of $924 million, up 5 percent versus Q3 ’17, on a pro forma basis

•	Agricultural Solutions segment EBITDA of $216 million, up 57 percent versus Q3 ‘17

•	Lithium segment revenue of $112 million, up 19 percent versus Q3 ‘17

•	Lithium segment EBITDA of $49 million, up 21 percent versus Q3 ‘17
Outlook & Company Updates

•
Excluding $0.07 impact from Livent standalone costs ($0.03) and non-controlling interest ($0.04), FMC maintains its previous 2018 adjusted earnings per share of $6.05 at the midpoint of the range. Including the impacts from Livent IPO, 2018 adjusted earnings are expected to be in the range of $5.93 to $6.03 per diluted share, up 121 percent at the midpoint versus 2017[1,2]

•	Company announces program to repurchase $200 million of FMC shares by year end

•	Company announces plan to spin remaining Livent stake on March 1, 2019
PHILADELPHIA, November 5, 2018 - FMC Corporation (NYSE:FMC) today reported third quarter 2018 revenue of approximately $1.0 billion, an increase of 60 percent year-over-year. On a GAAP basis, the company reported earnings of $0.54 per diluted share in the third quarter, or $73 million, which is 32 percent higher than the GAAP earnings of $0.41 per diluted share, or $55 million, in the third quarter of 2017. Third quarter adjusted earnings were $0.98 per diluted share, an increase of 40 percent year-over-year, and 6 cents above the midpoint of prior guidance. Segment results drove the majority of the outperformance, supplemented by a lower tax rate. This was partially offset by higher corporate and other costs, largely driven by one-time foreign currency impacts on inter-company fund movements.

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Third Quarter Adjusted EPS Versus Guidance (midpoint)	6 cents
Ag Solutions	7 cents
Lithium	1 cent
Lower tax rate	3 cents
Corporate & other expense	(5 cents)
Pierre Brondeau, FMC CEO and chairman said: “FMC delivered another very strong quarter. In Ag Solutions, we executed our commercial strategy particularly well in Brazil, where we implemented significant price increases to largely offset FX headwinds. In Lithium, we had another strong operating quarter, and we also successfully completed the IPO of Livent Corporation on October 11, which sets us on a clear path to create two independent, pure-play companies.”
FMC also announced it is launching a $200 million share repurchase program under its existing share repurchase authorization, to be completed by the end of 2018.
Andrew Sandifer, FMC EVP and CFO said: “FMC has reduced debt by nearly $600 million this year, including $300 million in the third quarter and an additional $150 million in October. With leverage levels now in line with our long-term targets, we feel it is an appropriate time to resume returning excess cash to shareholders.”
FMC further announced that it intends to spin off its approximately 85 percent stake in Livent Corporation to FMC shareholders, in the form of a pro-rata distribution of Livent shares, on March 1, 2019. The planned separation is expected to be tax-free to FMC shareholders. Further details will be announced closer to the actual distribution. FMC Lithium will remain a reporting segment of FMC in the fourth quarter of 2018 but will be reported as discontinued operations when FMC reports first quarter results next year.
FMC Agricultural Solutions
FMC Agricultural Solutions reported third quarter revenue of approximately $924 million, an increase of 67 percent year-over-year due to the strength of the DuPont acquisition. On a pro forma basis, revenue increased 5 percent, with particularly strong demand and higher prices in Brazil. Segment earnings before interest, tax, depreciation and amortization (EBITDA) of $216 million increased 57 percent year-over-year and were $11 million above the midpoint of the prior guidance range. In the important Brazil market, higher prices and hedging were able to offset 100 percent of the FX impact on earnings in the quarter.

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Full-year 2018 revenue for Agricultural Solutions is still forecasted to be in the range of $4.2 billion to $4.26 billion. At the midpoint, this implies 10 percent year-over-year growth on a pro forma basis. Full-year segment EBITDA is expected to be in the range of $1.195 billion to $1.215 billion, which is an increase of $5 million at the midpoint versus prior guidance. In the fourth quarter, the company is expecting 12 percent year-over-year growth on a pro forma basis, driven by Brazil and Europe; segment revenue is forecasted to be in the range of $1.015 billion to $1.075 billion, and segment EBITDA is expected to be in the range of $280 million to $300 million.
FMC Lithium / Livent
FMC Lithium, known as Livent following its October IPO, reported third quarter segment revenue of $112 million, an increase of 19 percent versus the prior-year quarter. Segment EBITDA increased 21 percent year-over-year to $49 million in the quarter. Excluding $1.7 million in Livent standalone costs in Q3, most of which was duplicative personnel, EBITDA would have been $50 million.
Segment revenue for the full year of 2018 is still expected to be in the range of $440 million to $450 million, an increase of 28 percent at the midpoint compared to 2017. The outlook for full-year segment EBITDA is a range of $193 million to $197 million, which includes a $5 million headwind from Livent standalone costs. Excluding the standalone costs, this EBITDA forecast is in-line with prior guidance and it represents an increase of 37 percent at the midpoint compared to the prior year.
2018 Outlook1,2
Excluding $0.07 negative impact from Livent standalone costs (-$0.03) and non-controlling interest (-$0.04), FMC maintains its previous 2018 adjusted earnings per share of $6.05 at the midpoint of the range. Including the impacts from Livent, 2018 adjusted earnings are expected to be in the range of $5.93 to $6.03 per diluted share, up 121 percent at the midpoint versus 2017. FMC expects adjusted earnings per share to be in the range of $1.33 to $1.43 in the fourth quarter.
Supplemental Information
The company will post supplemental information on the web at www.fmc.com, including its 2018 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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About FMC
FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC conducted an initial public offering of its Lithium business.  The new company, Livent Corporation, is approximately 85 percent owned by FMC and is expected to be spun off on March 1, 2019.  FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

2.
Adjusted earnings outlook includes the impact of Livent standalone costs and the subtraction of ~15% of Livent earnings from FMC EPS. Excluding these impacts, FMC guidance for full year adjusted EPS would have been $6.00 to $6.10 and fourth quarter adjusted EPS would have been $1.40 to 1.50.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$1,035.6	$646.2	$3,508.6	$1,899.0
Costs of sales and services	589.4	380.3	1,963.6	1,182.5
Gross margin	$446.2	$265.9	$1,545.0	$716.5
Selling, general and administrative expenses	207.6	154.5	619.4	399.3
Research and development expenses	70.9	30.2	213.8	90.4
Restructuring and other charges (income)	25.9	7.1	29.2	22.3
Total costs and expenses	$893.8	$572.1	$2,826.0	$1,694.5
Income (loss) from operations	$141.8	$74.1	$682.6	$204.5
Equity in (earnings) loss of affiliates	—	—	(0.1)	(0.2)
Non-operating pension and postretirement charges (income)	(1.2)	(3.6)	(0.5)	(12.3)
Interest expense, net	33.4	18.4	101.7	51.3
Income (loss) from continuing operations before income taxes	$109.6	$59.3	$581.5	$165.7
Provision (benefit) for income taxes	30.1	(11.6)	100.4	1.1
Income (loss) from continuing operations	$79.5	$70.9	$481.1	$164.6
Discontinued operations, net of income taxes	(4.7)	(15.1)	(4.2)	(157.3)
Net income (loss)	$74.8	$55.8	$476.9	$7.3
Less: Net income (loss) attributable to noncontrolling interests	2.0	0.6	7.2	1.6
Net income (loss) attributable to FMC stockholders	$72.8	$55.2	$469.7	$5.7
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$77.5	$70.4	$473.9	$163.1
Discontinued operations, net of tax	(4.7)	(15.2)	(4.2)	(157.4)
Net income (loss)	$72.8	$55.2	$469.7	$5.7
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.57	$0.52	$3.50	$1.21
Discontinued operations	(0.03)	(0.11)	(0.03)	(1.17)
Basic earnings per common share	$0.54	$0.41	$3.47	$0.04
Average number of shares outstanding used in basic earnings per share computations	134.9	134.4	134.7	134.2
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.57	$0.52	$3.48	$1.20
Discontinued operations	(0.03)	(0.11)	(0.03)	(1.16)
Diluted earnings per common share	$0.54	$0.41	$3.45	$0.04
Average number of shares outstanding used in diluted earnings per share computations	136.4	135.9	136.2	135.5

Other Data:
Capital additions	$41.6	$20.8	$96.1	$47.5
Depreciation and amortization expense	42.4	25.1	124.7	71.2

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to FMC stockholders (GAAP)	$72.8	$55.2	$469.7	$5.7
Corporate special charges (income):
Restructuring and other charges (income) (a)	25.9	7.1	29.2	22.3
Non-operating pension and postretirement charges (income) (b)	(1.2)	(3.6)	(0.5)	(12.3)
Transaction-related charges (c)	25.0	48.8	149.1	78.7
Income tax expense (benefit) on Corporate special charges (income) (d)	(10.4)	(17.9)	(40.3)	(30.4)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	4.7	15.2	4.2	157.4
Tax adjustment (f)	17.3	(9.4)	15.4	(2.8)
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$134.1	$95.4	$626.8	$218.6

Diluted earnings per common share (GAAP)	$0.54	$0.41	$3.45	$0.04
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.19	0.05	0.21	0.16
Non-operating pension and postretirement charges (income)	(0.01)	(0.03)	—	(0.09)
Transaction-related charges	0.19	0.36	1.10	0.58
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.08)	(0.13)	(0.30)	(0.22)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.03	0.11	0.03	1.16
Tax adjustments per diluted share	0.12	(0.07)	0.11	(0.02)
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.98	$0.70	$4.60	$1.61

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	136.4	135.9	136.2	135.5
____________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(a)	Three Months Ended September 30, 2018:
Restructuring and other charges (income) is primarily comprised of charges within FMC Agricultural Solutions associated with the integration of the DuPont Crop Protection Business. Restructuring charges in FMC Agricultural Solutions were incurred as a continuation of our decision to exit the Ewing R&D center and change to our market access model in India of $14.9 million and $1.8 million, respectively. There were also other restructuring charges totaling $5.3 million within FMC Agricultural Solutions and $0.3 million in FMC Lithium. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.4 million and other Corporate charges of $1.2 million.
Three Months Ended September 30, 2017:
Restructuring and other charges (income) represents $2.2 million of impairment charges of intangible assets within our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.7 million and other Corporate charges of $2.2 million.

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Nine Months Ended September 30, 2018:
Restructuring and other charges (income) primarily consists of the total gain on sales of $87.2 million from the divestments of certain product portfolios as part of our commitment to both the European Commission and Competition Commission of India related to the DuPont Crop Protection Acquisition. Restructuring and other charges (income) also consists of $27.5 million of charges due to our decision to exit the Ewing R&D and $57.2 million of charges related to the change in our market access model in India. Other restructuring charges within FMC Agricultural Solutions as we continue to integrate the acquired DuPont Crop Protection Business totaled to $7.9 million. There were other restructuring charges of $8.5 million in FMC Agricultural Solutions. In FMC Lithium, there were restructuring and asset disposal charges of $2.4 million primarily as a result of restructuring our operations at the manufacturing site located in Bessemer City, North Carolina. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $9.2 million and other Corporate charges of $3.7 million.
Nine Months Ended September 30, 2017:
Restructuring and other charges (income) represents $2.2 million of impairment charges of intangible assets write-offs and $4.7 million of exit costs related to the termination of our interest in a variable interest entity that was previously consolidated and part of our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $8.3 million and Corporate asset write-off charges of $2.2 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $4.9 million.

(b)
Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our segments results and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)
Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting as well as legal and professional fees associated with acquisition and separation activities. Amounts represent the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2018	2017	2018	2017
Transaction-related charges
Acquisition-related charges - DuPont Crop
Legal and professional fees (1)	$16.9	$48.8	$64.7	$78.7
Inventory fair value amortization (2)	1.3	—	69.6	—
Separation-related charges - FMC Lithium
Legal and professional fees (1)	$6.8	$—	$14.8	$—
Total Transaction-related charges	$25.0	$48.8	$149.1	$78.7
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(2)    These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(d)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e)	Three and Nine Months Ended September 30, 2018 and 2017
Discontinued operations, net of income taxes include, in periods up to its sale on November 1, 2017, the results of FMC Health and Nutrition as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Discontinued operations, net of income taxes for the nine months ended September 30, 2018 includes an additional gain on sale of the FMC Health and Nutrition business to DuPont of approximately $17 million as a result of the adjustment to the working capital. In the first quarter of 2017, we reclassified the FMC Health and Nutrition segment as a discontinued operation. We determined the fair value of the Omega-3 business, which was previously part of the broader FMC Health and Nutrition reporting unit, was significantly less than its carrying value. As a result, we recorded an impairment charge of approximately $168 million ($148 million, net of tax) for the nine months ended September 30, 2017.

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim

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accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in Millions)	2018	2017	2018	2017
Non-GAAP tax adjustments
Impacts of Tax Cuts and Jobs Act (1)	$17.5	$—	$18.3	$—
Revisions to our tax liabilities due to finalization of prior year tax returns	—	—	—	(0.8)
Revisions to valuation allowances of historical deferred tax assets	0.6	0.1	(0.7)	—
Foreign currency remeasurement and other discrete items	(0.8)	(9.5)	(2.2)	(2.0)
Total Non-GAAP tax adjustments	$17.3	$(9.4)	$15.4	$(2.8)
___________________

(1)
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the "Act"), which, among other things, reduced the federal income tax rate from 35% to 21% effective January 1, 2018, and imposed a transition tax on deemed repatriated earnings of foreign subsidiaries payable over eight years. During the nine months ended September 30, 2018, we recorded an adjustment to our provisional tax expense of $18.3 million of income tax expense pertaining to a change in the net transition tax to be paid, the estimated impact of the remeasurement of the Company’s U.S. net deferred tax assets and the realizability of the Company’s U.S. state net deferred tax assets.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) (GAAP)	$74.8	$55.8	$476.9	$7.3
Restructuring and other charges (income)	25.9	7.1	29.2	22.3
Non-operating pension and postretirement charges (income)	(1.2)	(3.6)	(0.5)	(12.3)
Transaction-related charges	25.0	48.8	149.1	78.7
Discontinued operations, net of income taxes	4.7	15.1	4.2	157.3
Interest expense, net	33.4	18.4	101.7	51.3
Depreciation and amortization	42.4	25.1	124.7	71.2
Provision (benefit) for income taxes	30.1	(11.6)	100.4	1.1
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$235.1	$155.1	$985.7	$376.9
___________________

(1)	Referred to as Adjusted EBITDA. Adjusted EBITDA is defined as operating profit excluding depreciation and amortization expense.

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RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited, in millions)

	Nine Months Ended
	September 30,
	2018	2017
Cash provided (required) by operating activities (GAAP)	$460.9	$272.5
Transaction and integration costs	89.1	35.2
Adjusted cash from operations (Non-GAAP) (1)	$550.0	$307.7
___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of transaction-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
FMC Agricultural Solutions	$923.6	$551.8	$3,185.9	$1,665.0
FMC Lithium	112.0	94.4	322.7	234.0
Total	$1,035.6	$646.2	$3,508.6	$1,899.0

Earnings before interest, taxes and depreciation and amortization (EBITDA)
FMC Agricultural Solutions	$216.2	$137.3	$916.1	$352.7
FMC Lithium	48.6	40.2	150.1	93.7
Corporate and other	(29.7)	(22.4)	(80.5)	(69.5)
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP)	$235.1	$155.1	$985.7	$376.9

Depreciation and amortization	$(42.4)	$(25.1)	$(124.7)	$(71.2)
Interest expense, net	(33.4)	(18.4)	(101.7)	(51.3)
Corporate special (charges) income:
Restructuring and other (charges) income (a)	(25.9)	(7.1)	(29.2)	(22.3)
Non-operating pension and postretirement (charges) income (b)	1.2	3.6	0.5	12.3
Transaction-related charges (c)	(25.0)	(48.8)	(149.1)	(78.7)
(Provision) benefit for income taxes	(30.1)	11.6	(100.4)	(1.1)
Discontinued operations, net of income taxes (d)	(4.7)	(15.1)	(4.2)	(157.3)
Net income attributable to noncontrolling interests	(2.0)	(0.6)	(7.2)	(1.6)
Net income (loss) attributable to FMC stockholders	$72.8	$55.2	$469.7	$5.7
____________________

(a)	Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
FMC Agricultural Solutions	$(22.0)	$(2.2)	$(13.9)	$(7.0)
FMC Lithium	(0.3)	—	(2.4)	(2.7)
Corporate	(3.6)	(4.9)	(12.9)	(12.6)
Restructuring and other (charges) income	$(25.9)	$(7.1)	$(29.2)	$(22.3)

(b)
See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(c)
See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(d)
See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

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FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$176.5	$283.0
Trade receivables, net of allowance of $20.0 in 2018 and $38.7 in 2017	1,901.9	2,043.5
Inventories	995.4	992.5
Prepaid and other current assets	417.4	326.4
Current assets of discontinued operations held for sale	—	7.3
Total current assets	$3,491.2	$3,652.7

Property, plant and equipment, net	1,002.7	1,025.2
Goodwill	1,466.4	1,198.9
Other intangibles, net	2,739.9	2,631.8
Deferred income taxes	289.6	252.7
Other long-term assets	417.1	445.0
Total assets	$9,406.9	$9,206.3

Short-term debt and current portion of long-term debt	$149.4	$192.6
Accounts payable, trade and other	784.2	714.2
Advanced payments from customers	30.1	380.6
Accrued and other liabilities	572.1	497.7
Accrued customer rebates	562.8	266.6
Guarantees of vendor financing	37.0	51.5
Accrued pensions and other postretirement benefits, current	5.7	5.7
Income taxes	130.2	99.2
Current liabilities of discontinued operations held for sale	—	1.3
Total current liabilities	$2,271.5	$2,209.4

Long-term debt, less current portion	$2,593.3	$2,993.0
Long-term liabilities	1,463.8	1,296.8
Equity	3,078.3	2,707.1
Total liabilities and equity	$9,406.9	$9,206.3

Press Release Schedules - Page 7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2018	2017
Cash provided (required) by operating activities of continuing operations	$460.9	$272.5

Cash provided (required) by operating activities of discontinued operations	(46.9)	47.0

Cash provided (required) by investing activities of continuing operations	(22.5)	(70.0)

Cash provided (required) by investing activities of discontinued operations	(15.0)	20.2

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	$(18.8)	$14.1
Financing fees	(2.4)	(11.0)
Proceeds from borrowings of long-term debt	—	103.3
Repayments of long-term debt	(401.4)	(301.9)
Issuances of common stock, net	9.4	20.1
Transactions with noncontrolling interests	—	(0.5)
Dividends paid	(66.9)	(66.6)
Other repurchases of common stock	(5.4)	(1.8)
Cash provided (required) by financing activities	$(485.5)	$(244.3)
Effect of exchange rate changes on cash	2.5	4.2
Increase (decrease) in cash and cash equivalents	$(106.5)	$29.6
Cash and cash equivalents, beginning of year	283.0	64.2
Cash and cash equivalents, end of period	$176.5	$93.8

Press Release Schedules - Page 8